SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number: 1-13586

THE MORGAN GROUP, INC.
(Exact name of registrant as specified in its charter)

2746 Old U.S. 20 West
Elkhart, Indiana 46514-1150
(574) 295-2200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Class A Common Stock, par value $.015 per share
(Title of each class of securities covered by this Form)

N/A
(Titles of all other securities for which a duty to file reports under section 13(a)
or 15(d) remains)

            Please place a X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                        Rule 12g-4(a)(1)(i)       [X]                   Rule 12h-3(b)(1)(ii)      [ ]
                        Rule 12g-4(a)(1)(ii)      [ ]                     Rule 12h-3(b)(2)(i)       [ ]
                        Rule 12g-4(a)(2)(i)       [ ]                     Rule 12h-3(b)(2)(ii)      [ ]
                        Rule 12g-4(a)(2)(ii)      [ ]                     Rule 15d-6                    [ ]
                        Rule 12h-3(b)(1)(i)       [ ]

            Approximate number of holders of record as of the certification or notice date:

178

            Pursuant to the requirements of the Securities Exchange Act of 1934 The Morgan Group, Inc. has caused this certificate / notice to be signed on its behalf by the undersigned duly authorized person.

DATE: November 11, 2002                                         By: /s/Gary J. Klusman
                                                                                           Gary J. Klusman, Executive Vice President,
                                                                                          Finance and Administration